CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 of First National Bancshares, Inc. pertaining to the First National Bancshares, Inc. 2008 Restricted Stock Plan (No. 333-153162), First National Bancshares, Inc. 2000 Stock Incentive Plan as amended August 2005 (No. 333-150243) and the First National Bancshares, Inc./Carolina National Corporation 2003 Stock Option Plan (No. 333-150242) of our report dated March 9, 2010, relating to our audit of the consolidated financial statements which appear in this Annual Report on Form 10-K of First National Bancshares, Inc. for the year ended December 31, 2009. Our report dated March 9, 2010 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/Elliott Davis, LLC

March 9, 2010
Greenville, South Carolina